Exhibit 16.1
September 24, 2007
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for H&R Block, Inc. and, under the date of June 29, 2007, we reported on the consolidated financial statements of H&R Block, Inc. as of and for the years ended April 30, 2007 and 2006, management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2007, and the effectiveness of internal control over financial reporting as of April 30, 2007. On September 20, 2007 we were dismissed. We have read H&R Block Inc.’s statements included under Item 4.01(a) of its Form 8-K, dated September 24, 2007, and we agree with such statements except that we are not in a position to agree or disagree with H&R Block, Inc.’s statement that the decision to dismiss KPMG was recommended and approved by the Audit Committee of the Board of Directors of the Company, or the information set forth in the press release incorporated by reference in the Form 8-K, other than the advice of KPMG set forth in the fourth paragraph of that press release.
Very truly yours,